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                                                                    Exhibit 10.7

                                    AGREEMENT


                              BANK OF AMERICA, N.A.
                                   ("Seller")


                                       and


                     AMERICAN FINANCIAL RESOURCE GROUP, LLC
                                  ("Purchaser")


                             Dated: MARCH ___, 2002

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                               TABLE OF CONTENTS

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                                                                                           Page
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     PRELIMINARY STATEMENT ..............................................................     1

1.   DEFINED TERMS ......................................................................     1

2.   [INTENTIONALLY OMITTED] ............................................................     2

3.   SALE AND PURCHASE OF FEE PROPERTIES ................................................     2

4.   FEE PROPERTIES - REAL AND PERSONAL ASSETS ..........................................     3

5.   PURCHASE PRICE .....................................................................     3

6.   ADDITIONAL PURCHASE PRICE PAYMENT ON RESALE OF FEE PROPERTIES ......................     3

7.   RETAINED PREMISES LEASE; ADDITIONAL COMPENSATION ...................................     4

8.   SETTLEMENT .........................................................................     5

9.   TITLE ..............................................................................     5

10.  SERVICE AND MAINTENANCE CONTRACTS ..................................................     7

11.  DOCUMENTS TO BE DELIVERED BY SELLER AT SETTLEMENT ..................................     8

12.  DOCUMENTS TO BE DELIVERED BY PURCHASER AT SETTLEMENT ...............................     9

13.  POSSESSION .........................................................................     9

14.  ADJUSTMENTS ........................................................................     9

15.  EXPENSES ...........................................................................    10

16.  DEFAULT ............................................................................    10

17.  RISK OF LOSS .......................................................................    11

18.  BROKERS ............................................................................    12

19.  FEE PROPERTIES "AS-IS." ............................................................    12

20.  DISCLAIMER .........................................................................    13

21.  DUE DILIGENCE PERIOD; PURCHASER'S ACCESS TO FEE PROPERTIES .........................    15

22.  NOTICES AND ASSESSMENTS: TAX APPEALS ...............................................    16

23.  NOTICES ............................................................................    16

24.  NO SURVIVAL ........................................................................    17

25.  FURTHER ASSURANCES .................................................................    17

26.  ESTOPPEL CERTIFICATES; SNDA ........................................................    17

27.  MISCELLANEOUS ......................................................................    18

28.  PURCHASER'S REPRESENTATIONS ........................................................    19

29.  SELLER'S REPRESENTATIONS ...........................................................    19

30.  INDEMNIFICATION ....................................................................    20

31.  CONFIDENTIALITY ....................................................................    21

32.  NO OFFER ...........................................................................    21

33.  NO LIABILITY .......................................................................    21
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                                      -i-

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                                   AGREEMENT

         THIS AGREEMENT ("Agreement"), made as of March __, 2002, between BANK OF AMERICA, N.A., a national banking association, having an address at NC1-007-52-02, 100 North Tryon Street, Suite 5210, Charlotte, NC 28255 ("Seller") and AMERICAN FINANCIAL RESOURCE GROUP, LLC, a Delaware limited liability company, having an address at 1725 The Fairway, Jenkintown, Pennsylvania 19046 ("Purchaser").

                             Preliminary Statement

         WHEREAS, Seller owns various real properties more particularly described on Exhibit A attached hereto; and

         WHEREAS, Seller desires to sell to Purchaser those Fee Properties (defined herein) and Purchaser desires to purchase such Fee Properties from Seller, all on the terms and conditions hereinafter provided.

         NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Seller and Purchaser, intending to be legally bound hereby, agree as follows:

         1. Defined Terms. The following terms shall have the meanings set forth below when used in this Agreement:

             (a) "Additional Compensation" shall have the meaning give such term in the Retained Premises Lease (defined below).

             (b) "Gross Operating Expenses" mean the actual operating expenses of a Fee Property, annualized on any reasonable basis determined by Purchaser, including without limitation the following items: (i) operating expenses as set forth in each of the Leases (defined below); (ii) reserves, including without limitation, reserves for tenant improvements, leasing commissions, and repairs; and (iii) debt service expenses, including without limitation payments of principal and interest and contributions to lender required escrows, reserves, and holdbacks. For purposes of calculating Gross Operating Expenses, debt service expenses shall be limited to those expenses for debt service equal to no more than eighty percent (80%) of the fair market value of a Fee Property.

             (c) "Gross Operating Income" means the sum, annualized on any reasonable basis determined by Purchaser, of all monthly base and additional rent under the Leases for a Fee Property with tenants in occupancy and paying rent for the previous calendar year. For purposes of calculating Gross Operating Income, rent and income from temporary or month-to-month tenant, or from tenant operating under bankruptcy protection will be included in Property Income only to the extent that such rent and income is actually received by Purchaser.

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             (d)  "Cumulative Cash Flow" means Gross Operating Income reduced by Gross Operating Expenses.

             (e) "Due Diligence Period" means the period that ends seventy-five (75) days after the date this Agreement is executed by Purchaser and Seller.

             (f) "Fee Property" or "Fee Properties" mean one or more real properties identified on Exhibit A attached hereto, including the buildings, structures, improvements and fixtures located thereon.

             (g) "Jonesboro" means that certain leasehold property located at _____________, Jonesboro, Arkansas.

             (h) "Leases" means those leases for tenant's occupying space in the Fee Properties as set forth on the Rent Roll (defined below) and including the Retained Premises Lease.

             (i) "Makewhole Payment" means for each Fee Property, the sum payable in accordance with Section 6(a) and identified as the "Makewhole Payment" on Exhibit A attached hereto.

             (j)  "Rent Roll" means the rent roll attached hereto as Exhibit K.

             (k) "Retained Premises" means the aggregate rentable square feet located in the Fee Properties as allocated to each Fee Property as set forth on Exhibit B leased by Seller from Purchaser pursuant to the terms of the Retained Premises Lease.

             (l) "Retained Premises Lease" shall have the meaning given such term in Section 7(a).

         2.  [Intentionally Omitted].

         3. Sale and Purchase of Fee Properties. On the terms and conditions hereinafter provided, Seller shall convey to Purchaser, and Purchaser shall acquire from Seller, Seller's right, title and interest in and to all Fee Properties, provided that Purchaser shall not be obligated to acquire, nor shall Seller be obligated to sell, any Fee Properties withdrawn from this Agreement because Seller elects not (or otherwise fails) to remediate an identified environmental condition as expressed in Section 21(b) below. In addition to the foregoing, on the Settlement Date, Purchaser shall assume the leasehold obligations of Jonesboro. The assumption by Purchaser of the leasehold

                                       2

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obligations of Jonesboro shall be made in accordance with the terms and conditions of that certain Agreement dated November 22, 2000, as amended, between Seller and Purchaser.

         4.  Fee Properties - Real and Personal Assets.

             (a) The conveyance to Purchaser by Seller of each Fee Property shall include Seller's fee interest in all those certain identified tracts or parcels of land ("Parcels") with the buildings ("Buildings"), and all other improvements erected on the Parcels and fixtures and equipment attached thereto, all building, plans, licenses and permits to the extent transferable, and warranties and guaranties to the extent transferable, together with all rights, privileges, tenements, hereditaments, rights of way, easements, appendages and appurtenances of such land, but specifically excluding, the existing teller counters, drive-through facilities and equipment, safe deposit boxes, bank vaults and the wiring for the security systems, the Automated Teller Machine ("ATM") machines connected to or located within the Buildings or situated as freestanding structures on the Parcels, alarms and security equipment, telecommunication equipment, computers, computer terminals and computer equipment, supplies, documents, records, cash and coin, any office equipment (whether leased or owned) located in the Buildings including, without limitation, furniture, furnishings and artwork, and any personal property belonging to any tenant occupying any portion of the Fee Property.

             (b) Prior to the Settlement Date, Seller and Purchaser shall identify any and all fixtures, equipment and other personal property included as part of such Fee Property (collectively, "Personal Property") and allocate a portion of the Purchase Price (as hereinafter defined) for such Fee Property to the value of the Personal Property. If the parties cannot agree upon an appropriate allocation, they shall retain Price Waterhouse Consulting or another qualified consultant agreed to by Seller and Purchaser to advise them as to the proper allocation of the Purchase Price. The cost of the allocation and valuation report shall be divided equally by Seller and Purchaser and the conclusions contained in the allocation and valuation report shall be binding on Purchaser and Seller.

         5. Purchase Price. The purchase price ("Purchase Price") of the Fee Properties shall be _________ Dollars ($________). The Purchase Price shall be allocated among each Fee Property as set forth on Exhibit D attached hereto.

         6.  Additional Purchase Price Payment on Resale of Fee Properties.

             (a) As a material inducement for Purchaser to enter into the Retained Premises Lease, Seller shall pay to Purchaser the Makewhole Payment. The Makewhole Payment for each Fee Property shall be paid to Purchaser in twenty-four (24) equal and consecutive monthly installments after the Settlement Date. The first monthly installment of the Makewhole Payment shall be due on the first day of the first calendar month after the Settlement Date and shall continue

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on the first day of each subsequent calendar month until the Makewhole Payment is paid in full to Purchaser. If Seller fails to pay all or any portion of an installment of the Makewhole Payment within ten (10) days of the date that such installment is due, Seller shall pay Purchaser a late charge equal to five percent (5%) of that portion of the installment that is outstanding. Installments of Makewhole Payments that remain unpaid for more than thirty (30) days after their due date shall accrue interest at the rate equal to one and one-half percent (1.5%) per month.

             (b) On the date that is twenty-seven (27) months after the Settlement Date, Purchaser shall pay a one-time payment to Seller calculated in accordance with this Section 6(b) (the "Profit Sharing Payment"). The Profit Sharing Payment shall equal one half of the Cumulative Cash Flow for the period of time starting on the Settlement Date and ending twenty-four (24) months thereafter (the "Initial Period"). The Profit Sharing Payment shall be calculated on the Cumulative Cash Flow produced from Fee Properties owned by Purchaser at the end of the Initial Period. Within thirty (30) days after the end of the Initial Period, Purchaser shall calculate the Cumulative Cash Flow for the Initial Period and deliver a copy of Purchaser's determination of Cumulative Cash Flow to Seller. Seller shall have thirty (30) days to review Purchaser's calculation of the Profit Sharing Payment ("Seller's Review Period"). If Seller disagrees with Purchaser's determination of the Profit Sharing Payment, Seller shall notify Purchaser in writing before the expiration of Seller's Review Period and shall specify Seller's objections to Purchaser's calculation. Upon receipt of Seller's objection, Purchaser shall have the calculation of the Profit Sharing Payment reviewed by Purchaser's certified public accountants, whose determination shall be binding on Purchaser and Seller. Notwithstanding anything to the contrary contained in this Section 6(b), if Seller requests the review of the Profit Sharing Payment by Purchaser's certified public accountants, Purchaser shall not be obligated to pay the Profit Sharing Payment until fifteen (15) days after the decision of Purchaser's certified public accountants.

             (c) Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 6 shall survive Settlement until such time as all payments have been made as herein required.

         7.  Retained Premises Lease; Additional Compensation.

             (a) Seller and Purchaser acknowledge that Seller currently occupies space in a portion of the Fee Properties and following Settlement will continue to occupy space in the Retained Premises. In connection with the execution of this Agreement, Seller, as tenant, and Purchaser, as landlord, shall enter into a Lease Agreement for the Retained Premises in the form attached as Exhibit C of this Agreement (the "Retained Premises Lease). Seller and Purchaser agree to negotiate the terms of the Retained Premises Lease in good faith. If Seller and Purchaser are unable to agree upon the terms and conditions of the Retained Premises Lease prior to the expiration of the Due Diligence Period, Purchaser may terminate this Agreement by delivering notice to Seller prior to the expiration of the Due Diligence Period.

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             (b)  As a material inducement for Purchaser to enter into the
Retained Premises Lease, Seller shall pay to Purchaser the Additional Compensation set forth in the Retained Premises Lease. The first monthly installment of Additional Compensation shall be due on the first day of the first calendar month after the Settlement Date and shall continue on the first day of each subsequent calendar month until the Additional Compensation is paid in full to Purchaser. If Seller fails to pay all or any portion of an installment of Additional Compensation within ten (10) days of the date that such installment is due, Seller shall pay Purchaser a late charge equal to five percent (5%) of that portion of the installment that is outstanding. Installments of Additional Compensation that remain unpaid for more than thirty
(30) days after their due date shall accrue interest at the rate equal to one and one-half percent (1.5%) per month. If the Seller elects to increase or decrease the size of the Retained Premises (as permitted under the Retained Premises Lease), Purchaser or Seller may request that the Additional Compensation be adjusted to reflect the change in the size of the Retained Premises. The provisions of this Section 7(b) shall survive Settlement until such time as Seller has paid the Additional Compensation to Purchaser in full.

         8. Settlement. Settlement shall be the meeting at which Seller transfers ownership of the Fee Properties to Purchaser by deed and Purchaser pays the Purchase Price (as adjusted in accordance with this Agreement) to Seller ("Settlement"). Settlement shall occur on the later of (a) sixty (60) days after the expiration of the Due Diligence Period, or (b) May 15, 2002 ("Settlement Date"). Settlement shall occur at the office of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania, or at such other place as Seller and Purchaser may mutually agree, commencing at 10:00 AM on the Settlement Date. Notwithstanding anything to the contrary contained in this
Section 8, Purchaser, at Purchaser's election, may complete Settlement on one or more Fee Properties before the Settlement Date by delivering written notice to Seller of Purchaser's election to complete Settlement before the Settlement Date for the Fee Properties identifies in Purchaser's notice to Seller.

         9.  Title.

             (a) As to each Fee Property, the title conveyed shall be good and indefeasible and such as will be insured by any reputable title insurance company at regular rates, free and clear of all liens, judgments and similar encumbrances, subject however to:

                  (i) the state of facts shown on an accurate survey of the Fee Property, other than a matter which would constitute an Objection (as hereinafter defined) that Purchaser does not waive pursuant to Section 9(c) below;

                  (ii) zoning regulations, municipal building restrictions and all other laws, ordinances, regulations and restrictions of any duly constituted public authority enacted prior to the Settlement Date;

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                  (iii)   grants to governmental entities or to utility and/or
power companies, the right of the public in sidewalks and abutting public rights-of-way, and easements given to the public for water course maintenance, slope rights or sight rights;

                  (iv) the lien of current taxes and assessments not yet due and payable;

                  (v) special taxes and assessments becoming a lien on or after the Settlement Date;

                  (vi) if applicable, the Leases, and any other leases of the Fee Property entered into with Purchaser's consent pursuant to Section 10(b) below;

                  (vii) standard exceptions set forth in the form of title insurance policy of the title insurance company selected by Purchaser; and

                  (viii) any other matter which would constitute an Objection (as hereinafter defined) that Purchaser waives pursuant to Section 9(c) below, provided that with respect to any Monetary Objection (as hereinafter defined) against Seller, same shall not constitute an Objection if a title insurance company authorized to do business in the state in which the affected Fee Property is located agrees that it will insure title free of such Monetary Objection or with affirmative insurance against the enforcement of such Monetary Objection against the affected Fee Property, and such removal or affirmative coverage does not require Purchaser to defend an action brought on any such judgment.

             (b) The term "Objection" shall mean any matter shown on the survey obtained by Purchaser or which would be shown on a current survey or any covenant, easement, restriction or other title defect or encumbrance (including any lien), other than the matters referred to in Section 9(a) above, which renders title to the Fee Property either unmarketable or uninsurable at regular rates, materially reduces the value of the Fee Property or impairs or restricts its use for the uses contemplated by the Purchaser.

             (c) As to each Fee Property, Purchaser shall order, at Purchaser's expense, a title commitment from a title insurance company authorized to do business in the state in which such Fee Property is located and, if so desired by Purchaser, a survey. Prior to the expiration of the Due Diligence Period, Purchaser shall deliver to Seller a copy of the title commitment and, if applicable, survey for such Fee Property, along with written notice of any Objection ("Title Objection Notice") to Seller. Purchaser shall be deemed to have waived any Objection existing on the last day of the Due Diligence Period and not specified in the Title Objection Notice.

             (d) Seller shall have no obligation to bring any action or proceeding or otherwise

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to incur any expense or liability (contingent or otherwise) to remedy an
Objection; provided, however, that if an Objection is a monetary lien, judgment or encumbrance of an ascertainable amount (a "Monetary Objection"), Seller shall be obligated at or prior to the Settlement Date, to cause such Monetary Objection to be satisfied or to cause the title insurance company to insure title free of such Monetary Objection or with affirmative insurance against the enforcement of such Monetary Objection by delivery of an acceptable indemnity. If Seller is unable to convey title to a Fee Property in accordance with this Agreement or does not elect to remedy an Objection (other than a Monetary Objection), Purchaser may elect either (i) to accept such title as Seller is able to convey at Settlement, without any reduction of the Purchase Price or any credit or allowance on account thereof or any other claim against Seller, or
(ii) to terminate this Agreement as to such Fee Property. Such election shall be made by Purchaser within ten (10) days after written notice from Seller to Purchaser stating that Seller is unable to convey title in accordance with this Agreement or does not elect to remedy an Objection (other than a Monetary Objection), such notice from Seller to be given within ten days after its receipt of the Title Objection Notice, in which event this Agreement shall be null and void as to such Fee Property and the parties shall have no further liabilities or obligations hereunder with respect to that Fee Property only, but in all other respects this Agreement shall continue in full force and effect as to all of the other Fee Properties.

             (e) Although Seller is not obligated to do so, Seller shall have the right to remedy any Objection with respect to a Fee Property on written notice given to Purchaser within ten (10) days after Seller's receipt of the Title Objection Notice. For the purpose of remedying an Objection, Seller shall have the right to one or more adjournments of the Settlement for such Fee Property for an aggregate period not to exceed forty-five (45) days. If Seller fails to remedy the Objection prior to the adjourned Settlement, the provisions of Section 9(d) above shall be applicable, and Seller shall be deemed to have elected not to remedy the Objection.

             (f) The sale includes whatever right, title and interest Seller has in and to the equipment and fixtures presently on each Fee Property which are appurtenant to or used in the operation thereof (subject to the exclusions set forth in Section 4 above). Seller makes no representations as to the quality, kind or condition thereof, and Purchaser agrees to take the same "WHERE-IS" and "AS-IS."

         10. Service and Maintenance Contracts.

             (a) Seller has entered into certain maintenance and service contracts for certain of the Fee Properties, all of which shall be terminated at or prior to the Settlement for each such Fee Property. Seller shall indemnify, defend and hold Purchaser harmless from and against all claims for payment by such contractors for services with respect to such Fee Property rendered prior to the date of the Settlement for such Fee Property. The foregoing provisions of this Section 10(a) shall survive the Settlement for such Fee Property and delivery of the Deed (as hereinafter defined) or Assignment (as hereinafter defined), as applicable.

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             (b)  Seller hereby agrees that from and after the date hereof,
Seller shall not enter into any leases of or contracts for any Fee Property, the term of which leases or contracts extend beyond the Settlement for such property without Purchaser's prior written consent, which consent may be given or withheld in Purchaser's sole discretion.

         11. Documents to be Delivered by Seller at Settlement. At Settlement, Seller shall deliver to Purchaser:

             (a) for each Fee Property, the customary form of special or limited warranty deed (such that Seller shall only warrant for claims arising by, through or under Seller, but none others) for the state for which the Fee Property is located (collectively, the "Deeds") shall be duly executed by Seller, be in form for recordation, and be accompanied by completed realty transfer tax forms;

             (b) for each Fee Property, an assignment and assumption of leases in the form attached hereto as Exhibit E ("Assignment"), pursuant to which Seller shall assign and Purchaser shall assume Seller's interest as lessor in the Leases;

             (c) bill of sale in the form attached hereto as Exhibit F ("Bill of Sale"), pursuant to which Seller shall sell and transfer the personal property at each Fee Property subject to this Agreement to Purchaser;

             (d) a closing statement showing the applicable Settlement adjustments, duly executed by Seller;

             (e) FIRPTA affidavit in the form attached hereto as Exhibit G and the customary form of mechanic's lien and possession affidavit, each duly executed by Seller, together with such documents and other evidence as is reasonably required by Purchaser's title insurance company to establish that Seller is authorized to execute the closing documents;

             (f) a Certificate of Seller in the form attached hereto as Exhibit H, confirming the truth, accuracy and completeness of the representations and warranties of Section 29 hereof with respect to Seller;

             (g) a certified copy of the Bylaws adopted by the Board of Directors of Seller confirming the authority of certain officers to execute documents and a certified statement of incumbency of the officer of Seller executing the documents described in this Section 11; and

             (h) originals, to the extent in Seller's possession, of surveys, permits, licenses,

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

leases, subleases, warranties and guarantees covered by this Agreement.

         12. Documents to be Delivered by Purchaser at Settlement. At Settlement on each Fee Property, Purchaser shall deliver to Seller:

             (a) the Purchase Price as described in Section 5, as adjusted pursuant to Sections 14, 15, 17 and 21(c), by wire transfer of immediately available funds;

             (b) the Assignment described in Section 11(b) above duly executed by Purchaser;

             (c) a closing statement showing the applicable Settlement adjustments, duly executed by Purchaser; and

             (d) a Certificate of Purchaser or Purchaser's permitted assignee, in the form attached hereto as Exhibit I, confirming the truth, accuracy and completeness of the representations and warranties of Section 28 hereof with respect to Purchaser or such assignee, as applicable, and duly executed by Purchaser or Purchaser's permitted assignee.

         13. Possession. At Settlement on each Fee Property, Seller shall give Purchaser possession of the Fee Property in broom clean condition, free and clear of all tenants except for the Leases and such other permitted leases pursuant to Section 10(b).

         14. Adjustments.

             (a) At Settlement, Purchaser and Seller shall adjust for real estate taxes and assessments on the Fee Property, municipal water and sewer charges, fuel, utility charges, rent, and lease liabilities, such adjustments to be calculated as of 11:59 PM on the day immediately preceding Settlement. In addition, Seller shall account to and turn over to Purchaser any and all security deposits paid by existing tenants of the Fee Property. Prior to the Settlement, Seller shall have paid all service providers under the service and maintenance contracts for the Fee Property for services rendered up to the day prior to the Settlement. If the Settlement shall occur before the tax rate or assessed valuation of the subject Fee Property is fixed for the then-current year, the apportionment of real estate taxes for the year of Settlement shall be upon the basis of the most recent tax bills and the tax rate for the most recent tax year applied to the latest assessed valuation. There shall be no post-Settlement reconciliations or reprorations.

             (b) All rents (including operating expense reimbursements and similar charges (collectively, "Tenant Pass-Throughs"), credits, security deposits and set-offs due or required to

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

be paid under or by reason of the Leases shall be adjusted by appropriate credit to the Purchaser on the Settlement Date. Tax contributions shall be pro-rated as and when received. If, at the Settlement Date, any tenant is in arrears in the payment of rents, Seller will disclose the same to Purchaser in writing and such amounts shall not be adjusted on the Settlement Date. Prior to the Settlement Date, Seller shall use Seller's current business practices to collect such arrearages. If Purchaser shall collect any such arrearages within six (6) months after the Settlement Date, then Purchaser shall turn over to Seller the arrearages so collected, less the reasonable cost of collection thereof; provided, however, Seller may continue to seek to collect the arrearages by legal action following the Settlement Date. All rents collected by Purchaser after the Settlement Date (except for amounts specifically billed and paid as end of year reconciliation payments for Tenant Pass-Throughs, which shall be separately accounted for and allocated, pro rata, between Seller and Purchaser as their interest may appear) shall be first applied to rents payable after the Settlement Date and only the excess thereof shall be paid over to Seller on account of the arrearages. To the extent that items to be apportioned hereunder may be required to be paid directly by a tenant under its Lease, same shall not be apportioned, provided, however, that such items shall have been paid by such tenant currently through the month including the Settlement Date.

             (c) Seller shall pay at or prior to Settlement all brokerage fees and commissions for existing Leases entered into prior to the date hereof. If Settlement takes place, all brokerage fees and commissions, if any, for renewals, extensions and expansions of existing Leases exercised after the date hereof, and for new Leases and modifications of existing Leases entered into after the date hereof and approved by the Purchaser as provided in Section 10(b) above, shall be paid by the Purchaser.

         15. Expenses. Subject to the last sentence of this Section 15, at Settlement, Purchaser shall pay the realty transfer taxes applicable to the conveyance of the Fee Properties, if any, all title insurance search fees and premiums, and all escrow and closing charges of the settlement or closing agent. Seller shall pay any recording fees for the satisfaction of any mortgages, liens or judgments affecting the Fee Property and Purchaser shall pay all recording fees in connection with the conveyances of the Fee Properties. Each party shall bear all other fees, charges and expenses incurred by it, without contribution from the other, in connection with this transaction. Except as specifically set forth in this Section 15, Seller's portion of the realty transfer taxes, title insurance searches and premiums and any other usual and customary closing costs of charges payable by Seller according to local custom for the state in which the Fee Property is located shall be paid in twelve equal monthly installments by Seller as additional rent under the Retained Premises Lease.

         16. Default.

             (a) If Seller materially breaches this Agreement prior to or at Settlement, and if such default continues for more than ten (10) business days following written notice thereof to Seller, the sole liability of Seller shall be and the sole remedy of Purchaser shall be limited to either (i) payment to Purchaser, as liquidated damages, for each Fee Property for which Settlement has not

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occurred and for which Purchaser has performed some or all of its investigations pursuant to Sections 9 and 21, the sum equal to Purchaser's actual, reasonable out-of-pocket costs and expenses incurred subsequent to the date of this Agreement (to the extent documented to Seller's reasonable satisfaction by copies of paid invoices and bills and canceled checks) for title, survey and other due diligence reports and evaluations, whereupon Purchaser shall deliver to Seller complete copies (with all appendices and exhibits) of all (interim drafts as well as final reports, if any) due diligence reports, evaluations, investigations, surveys and title searches in Purchaser's possession or control (without representation or warranty and with a disclaimer of reliance), and this Agreement shall become null and void and the parties shall have no further liabilities or obligations hereunder; or (ii) a suit by Purchaser for specific performance only.

         (b) If Purchaser materially breaches this Agreement prior to or at any Settlement, and if such default continues for more than ten (10) business days following written notice thereof to Purchaser, Seller shall be entitled to terminate this Agreement (either in its entirety or, at Seller's election, only as to the Fee Properties for which Settlement did not occur as a result of Purchaser's breach) and to receive liquidated damages in an amount equal to 10% of the Purchase Price for each Fee Property which Purchaser fails to make Settlement, provided that (i) except as provided in subsection (d) below, in no event shall the amount of Purchaser's liability hereunder exceed, in the aggregate, $100,000 and (ii) notwithstanding an election by Seller to terminate this Agreement in its entirety as a result a material breach hereof by Purchaser, Purchaser shall nevertheless remain entitled and obligated to complete Settlement on all Fee Properties and Seller shall only be entitled to receive liquidated damages as aforesaid for Fee Properties if, as and when Purchaser fails to complete Settlement thereon as required hereby. In addition, Purchaser shall deliver to Seller complete copies (with all appendices and exhibits) of all (interim drafts as well as final reports, if any) due diligence reports, evaluations, investigations, surveys and title searches in Purchaser's possession or control (without representation or warranty and with a disclaimer of reliance). The provisions of this subparagraph (b) shall survive the expiration or earlier termination of this Agreement. The parties acknowledge that the aforesaid liquidated damages are reasonable and do not constitute a penalty and are being agreed upon due to the difficulty of calculating the actual amount of damages that Seller might sustain in the event of a default by Purchaser and termination of this Agreement.

             (c) Notwithstanding anything to the contrary contained in Section 16(a), in the event Seller's breach is caused by or arises out of regulatory issues, Seller shall have no liability whatsoever to Purchaser; this Agreement shall become null and void as to such affected Fee Properties only, and the parties shall have no further liabilities or obligations hereunder with respect to such affected Fee Properties; and this Agreement shall continue to be effective as to the remaining Fee Properties and the Purchase Price shall be adjust to reflect the Seller's inability to convey the affected Fee Properties.

         17. Risk of Loss. If a condemnation proceeding is instituted against a Fee Property or any portion thereof, or if a Fee Property is substantially damaged by fire or other casualty, prior to Settlement, Purchaser may terminate this Agreement as to such Fee Property upon written notice to

Seller, whereupon the parties shall have no further liabilities or obligations hereunder with respect to such Fee Property, but this Agreement shall continue in full force and effect as to the remaining Fee Properties. If Purchaser does not so terminate this Agreement as to a Fee Property in the case of condemnation or substantial damage by fire or other casualty, or if in the case of fire or other casualty to a Fee Property there is less than substantial damage, then in each of such cases, this Agreement shall continue to be effective as to such Fee Property, and Seller shall assign to Purchaser at Settlement all of Seller's right to receive any award for such condemnation or insurance proceeds as a result of such damage (as the case may be), together with all of Seller's rights to litigate such claim and to negotiate a settlement with the condemning authority or the insurance carrier; provided, however, to the extent Seller self-insures (including a deductible or any under-insured amount) against a casualty, then the Purchase Price for the affected Fee Property shall be adjusted to reflect a credit in favor of Purchaser for the amount of such under-insured amount. For purposes of this Section, a Fee Property shall be deemed to have been "substantially damaged" if such damage occurs at a Fee Property that Seller is responsible to restore and such restoration either will require more than one-hundred twenty (120) days to complete or will cost in excess of twenty-five percent (25%) of the Purchase Price of such Fee Property. Seller agrees to maintain its current property insurance policies on the Fee Properties during the pendency of this Agreement.

         18. Brokers. Each party represents and warrants to the other that it has not dealt with any real estate broker, agent or finder in connection with this Agreement or the negotiation, renewal or extension of the Leases. The parties agree to indemnify and hold one another harmless based upon their actions and dealings from any claims or causes of action concerning brokerage or finder's fees or commissions. If any claim against Seller is asserted by any person, firm or corporation claiming a commission and/or finder's fee with respect to the transactions contemplated by this Agreement, and resulting from any act, representation or promise of Purchaser, Purchaser shall indemnify, defend and save harmless Seller from such claim resulting from any act, representation or promise of Purchaser. If any claim against Purchaser is asserted by any person, firm or corporation claiming a commission and/or a finder's fee with respect to the transactions contemplated by this Agreement, and resulting from any act, representation or promise of Seller, Seller shall indemnify, defend and save harmless Purchaser from such claim resulting form any act, representation or promise of Seller. The terms of this Section 18 shall survive the Settlement on each Fee Property and the delivery of the Deed or Assignment, as applicable, and shall survive the expiration or earlier termination of this Agreement.

         19. Fee Properties "AS-IS." Purchaser either (a) has heretofore inspected each of the Fee Properties, or caused an inspection thereof to be made on Purchaser's behalf, or (b) will have done so prior to the end of the Due Diligence Period (as hereinafter defined) or (c) will have waived its right to do so as hereinbelow set forth, so that, by the end of the Due Diligence Period (as hereinafter defined), Purchaser shall be (or shall have had the opportunity to become) acquainted with the condition of the Fee Properties and the improvements located therein. Purchaser agrees to take the Fee Properties "AS-IS," "WHERE-IS," and in their present condition, subject to reasonable use, wear and tear, and (subject to Section 17 above) damage by fire and other casualties, and (subject to Section 17 above) due to a taking by condemnation or eminent domain, between the date hereof and the Settlement on each of the Fee Properties. Until the Settlement, Seller agrees to maintain each Fee Property in its present condition, reasonable wear and tear excepted.

         20. Disclaimer.

             (A) PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES (OTHER THAN THE WARRANTY OF TITLE AS SET OUT IN THE DEED), PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF ANY FEE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE FEE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER OR ANYONE ELSE MAY CONDUCT THEREON; (D) THE COMPLIANCE OF OR BY THE FEE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY FEE PROPERTY; (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO ANY FEE PROPERTY; (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF ANY FEE PROPERTY; OR (H) ANY OTHER MATTER WITH RESPECT TO ANY FEE PROPERTY, AND SPECIFICALLY, THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION, ZONING OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON ANY FEE PROPERTY OF HAZARDOUS MATERIALS (AS DEFINED BELOW). PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT EACH FEE PROPERTY, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF EACH FEE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO EACH FEE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO EACH FEE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR OTHER PERSON. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS" CONDITION AND BASIS WITH ALL FAULTS. ALL PROVISIONS OF THIS ARTICLE SHALL SURVIVE SETTLEMENT OR THE EXPIRATION

OR EARLIER TERMINATION OF THIS AGREEMENT WITHOUT SETTLEMENT, AS APPLICABLE.

             (B) "Hazardous Materials" shall mean any substance which is or contains (i) any "hazardous substance" as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. ss.9601 et. seq.) "CERCLA") or any regulations promulgated under or pursuant to CERCLA; (ii) any "hazardous waste" as now or hereafter defined in the Resource Conservation and Recovery Act, as amended (42 U.S.C. ss. 6901 et seq.) ("RCRA") or regulations promulgated under or pursuant to RCRA;
(iii) any substance regulated by the Toxic Substances Control Act, as amended (15 U.S.C. ss. 2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements (as hereinafter defined) or the common law, or any other applicable laws relating to each Fee Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on each Fee Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Fee Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Fee Property or adjacent property; or (C) which, if it emanated or migrated from the Fee Property, could constitute a trespass.

             (C) "Environmental Requirements" shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Fee Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Fee Property, the Fee Property or the use of the Fee Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface, water, ground water or soil).

             (D) Purchaser acknowledges that, subject to the termination rights set forth in Section 21(b), Purchaser shall accept all Fee Properties (including all improvements located thereon) at Settlement in their AS IS physical condition WITH ALL FAULTS, including, without limitation, with the presence of Hazardous Materials thereon or therein. Purchaser, on behalf of itself and its successors and assigns, hereby waives, releases, acquits and forever discharges Seller its current and former officers, directors, shareholders, employees, agents, attorneys, representatives, and any other persons acting on behalf of Seller and the successors and assigns of any of the preceding, of and from any and all claims, actions, causes of action, demands, rights, damages, costs, expenses or compensation whatsoever, direct and indirect, known or unknown, foreseen or unforeseen, which Purchaser or its successors or assigns now has or which may arise in the future on account of or in any way related to or in connection with any past, present, or future physical characteristic or condition of each Fee Property or the improvements thereon, including, without limitation, any Hazardous Materials in, at, on, under or related to the Fee Property or the improvements thereon or any violation or potential violation of any Environmental Requirement applicable thereto and further including, without limitation, any claim for contribution or indemnification arising under any Environmental Requirements, common law or otherwise. Notwithstanding anything to the contrary set forth herein, this release shall survive the Settlement and the expiration or earlier termination of this Agreement.

         21. Due Diligence Period; Purchaser's Access to Fee Properties. During the Due Diligence Period, Purchaser shall be granted access to each of the Fee Properties in order to perform such due diligence review and analysis of the Fee Properties as Purchaser deems necessary including, without limitation, to investigate, review, survey and physically inspect each Fee Property, to obtain a title search and survey, to conduct Phase I environmental studies and engineering studies of each Fee Property as described below, and to review the leases being assigned to Purchaser.

             (a) During the Due Diligence Period for each Fee Property, as same may be extended with respect to such Fee Property pursuant to Sections 21(b) and
(c) hereof, Purchaser, its employees and agents, at Purchaser's sole cost and expense, shall have the right to enter upon such Fee Property to inspect such Fee Property. Purchaser shall give Seller prior written notice of its entry upon the Fee Property and shall coordinate such entry and inspection with Seller so that the entry is at a mutually convenient time. Prior to each such entry, Purchaser shall provide certificates of insurance to Seller evidencing liability insurance in the minimum amount of $2,000,000.00 combined per occurrence limit carried by Purchaser and/or Purchaser's agents in order to insure any loss arising out of or in connection with entry upon the Fee Property. The aforesaid insurance shall be issued by an insurance company licensed in the state where the Fee Property is located and said insurance company shall be acceptable to Seller. Upon completion of any inspections, Purchaser, shall restore the Fee Property to the condition in which it existed prior to said inspections. Purchaser shall and hereby does indemnify, defend, and save harmless Seller from and against any and all claims arising out of the entry on and inspection of each and every Fee Property by Purchaser and/or Purchaser's employees and agents, including, without limitation, Seller's attorneys' fees and costs. Notwithstanding anything contained in this Agreement to the contrary, the terms of this subsection shall survive (i) Settlement on such Fee Property and the delivery of the Deed, (ii) the termination of this Agreement as to such Fee Property and (iii) the expiration or earlier termination of this Agreement.

             (b) Prior to the expiration of the Due Diligence Period for each Fee Property, if Purchaser's environmental consultant, based on records and other documentation obtained during its Phase I environmental investigation ("Phase I Study"), determines that a Phase II environmental study ("Phase II Study") is necessary with respect to such Fee Property, Purchaser shall either perform the Phase II Study at Purchaser's sole cost and expense or terminate this Agreement as to such Fee Property within ten (10) days of Purchaser's receipt of the Phase I Study, in which event, this Agreement shall terminate and be null and void as to such withdrawn Fee Property, but shall continue in full force and effect as to the remaining Fee Properties. If Purchaser obtains a Phase II Study for such Fee Property and if the Phase II Study identifies one or more environmental conditions requiring remediation, then, within ten days after Purchaser delivers the Phase II Study to Seller, Seller, at its sole election, shall either (i) agree to remediate and abate the disclosed environmental condition(s) at Seller's sole cost and expense in conformity with all applicable Environmental Requirements or (ii) withdraw such Fee Property from this Agreement, and in the latter event, this Agreement shall terminate and be null and void as to such withdrawn Fee Property, but shall continue in full force and effect as to the remaining Fee Properties. Unless Seller notifies Purchaser during such ten-day period of Seller's election to remediate and abate the disclosed environmental condition(s), Seller shall be deemed to have elected to withdraw the Fee Property from this Agreement as expressed in clause (ii) above. Unless the Fee Property is withdrawn from this Agreement by Seller as aforesaid, the Due Diligence Period and Settlement automatically shall be extended for such time as is necessary for Seller or Purchaser, as applicable, to complete the environmental investigations and remediations described above. In the event of a withdrawal of a Fee Property pursuant to this subparagraph or a termination of this Agreement as provided herein as to such Fee Property, Purchaser shall be solely responsible for all of Purchaser's due diligence and investigation costs and expenses.

             (c)  [Intentionally Omitted].

             (d) Within five (5) days following the execution date of this Agreement, Seller shall make available to Purchaser for inspection and copying at Purchaser's expense all documents and records relating to the Fee Property which to Seller's best knowledge, Seller has in its possession, such documents to be made available to Purchaser at the location or locations where such documents are kept in the ordinary course of Seller's business.

         22. Notices and Assessments: Tax Appeals.

             (a) Seller shall (i) comply with the requirements of any and all notices relating to each Fee Property which may be issued by municipal or other public authorities prior to the date of this Agreement and (ii) pay for all work and improvements done or ordered to be done prior to the date of this Agreement by any such authority which results in the imposition of a confirmed lien against a Fee Property prior to Settlement. If Settlement takes place as to such Fee Property, all other requirements and notices shall be complied with by Purchaser and all other work or improvements done or ordered done shall be performed and paid for Purchaser.

             (b) Seller agrees that from and after Seller's execution of this Agreement that Seller will not file any real estate tax assessment appeal with respect to any Fee Property prior to Settlement on such Fee Property without Purchaser's prior written consent.

         23. Notices. All notices hereunder shall be in writing and shall be deemed to have been properly given if personally delivered, sent via facsimile or sent by private overnight express carrier, such as Federal Express, next business day delivery, charges prepaid, addressed to Seller at Bank of America, NC1-007-52-02, 100 North Tryon Street, Suite 5210, Charlotte, NC 28255, Attention: Robert Patterson, facsimile number (704) 386-0372; with a copy to Bank of America, N.A., TX1-492-68-01, 901 Main Street, Dallas, TX 75202, Attention: Michael Hord, Esquire, facsimile number (214) 209-0871; addressed to Purchaser at 1725 The Fairway, Jenkintown, PA 19046, Attention: Mr. Nicholas Schorsch, facsimile number (215) 887-2585; with a copy to Morgan, Lewis Bockius LLP, 1701 Market Street, Philadelphia, PA 19103, Attention: Edward J. Matey Jr., Esquire, facsimile number (215) 963-5299. Notices by the parties may be given on their behalf by their respective counsel. Notice shall be deemed to have been given upon the date of delivery, if personally delivered, or sent via facsimile or one business day after the date of deposit if sent by private overnight express carrier, next business day delivery.

         24. No Survival. Except as otherwise provided, none of the provisions of this Agreement shall survive any Settlement and delivery of any of the Deeds or Assignments, as applicable.

         25. Further Assurances. From time to time and at the request of either Seller or Purchaser (whether before, at or after the Settlement for a Fee Property), the other party shall execute, acknowledge and deliver such other and further documents as the requesting party may reasonably request to effectuate the provisions of this Agreement. The provisions of this Section 25 shall survive the expiration or earlier termination of this Agreement.

         26. Estoppel Certificates; SNDA.

             (a) Seller shall, as tenant under the Retained Premises, execute and deliver to Purchaser and Purchaser's lender, a tenant estoppel in substantially the form attached as Exhibit J hereto ("Tenant Estoppel"). Within ten (10) days of Purchaser's receipt of the Rent Roll, Purchaser shall notify Seller in writing of those tenant's listed on the Rent Roll that Purchaser shall require a Tenant Estoppel and Seller shall use commercially reasonably efforts to obtain and deliver to Purchaser and Purchaser's lender, Tenant Estoppels executed by at least eighty-five percent (85%) of the tenants under the Leases identified by Purchaser in Purchaser's notice, provided that Seller obtains and delivers to Purchaser and Purchaser's lender, at least one Tenant Estoppel from a tenant in each Fee Property that does not contain Retained Premises. All Tenant Estoppels shall be dated no earlier than thirty (30) days prior to the Settlement Date. Seller shall not be deemed to have satisfied its obligations under this Subsection 26(a) unless Seller delivers to Purchaser and Purchaser's lender, Tenant Estoppels containing no material adverse discrepancies from the information set forth on the rent roll attached as Exhibit K hereto.

             (b) Seller shall, as tenant under the Retained Premises, execute and deliver to Purchaser a Subordination, Non-Disturbance and Attornment Agreements in the form reasonably required by Purchaser's lender ("SNDA") and use commercially reasonable efforts to obtain and deliver to Purchaser a SNDA from each of the Tenants under the Leases.

         27. Miscellaneous.

             (a) This Agreement shall not be recorded in the office for the recording of deeds or in any other office or place of public record. Prior to Settlement, this Agreement shall not be deemed or construed to give Purchaser any equitable ownership of, or title to, any Fee Property, Fee Property.

             (b) This Agreement and the exhibits attached hereto contain the entire agreement between Seller and Purchaser and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind or nature whatsoever. This Agreement may be modified only by an agreement in writing between the parties hereto.

             (c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal and legal representatives, successors and permitted assigns; provided, however, that Purchaser shall not assign or otherwise transfer this Agreement without the prior written consent of Seller, which Seller may grant or deny in its sole discretion. Notwithstanding anything to the contrary in the preceding sentence, Purchaser, may, with Seller's prior written consent, not to be unreasonably withheld, assign this Agreement in its entirety to a partnership, limited liability company or corporation which is an "Affiliate" of Purchaser and in which Nicholas Schorsch is the principal. Purchaser's request for consent to the assignment to an Affiliate must be accompanied by evidence satisfactory to Seller of the relationship among Purchaser, such Affiliate, and Nicholas Schorsch. For purposes hereof, the term "Affiliate" shall mean a partnership, limited liability company, or corporation that is owned by or is under common control and ownership with, Purchaser. In no event shall any assignment of this Agreement relieve Purchaser named herein from liability hereunder.

             (d) This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina.

             (e) Whenever in this Agreement a period of time is stated as a number of days, it shall be construed to mean calendar days; provided, however, that when any period of time so stated would end upon a Saturday, Sunday, or legal holiday, such period shall be deemed to end upon the next day following which is not a Saturday, Sunday or legal holiday.

             (f) The date and time for the performance of all obligations hereunder shall be deemed to be of the essence of this Agreement.

             (g) If any term or provision of this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement shall not be affected and each such remaining provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

             (h) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. The date of this Agreement shall be the date of Seller's execution hereof.

         28. Purchaser's Representations. Purchaser (and, if applicable, Purchaser's Affiliate) represents to Seller, which representations shall be true, correct and complete as of each Settlement Date hereunder and which shall survive each Settlement, as follows:

             (a) Purchaser is, and at the Settlement shall be, a corporation (or limited liability company, or limited partnership, as applicable) duly organized, validly existing, and in good standing under the laws of the state of formation, and as of each Settlement, with full power and authority to conduct its business affairs in the state where the Fee Property is located.

             (b) The execution, delivery and performance of this Agreement, in accordance with its terms, do not violate Purchaser's articles of incorporation, by-laws, or any contract, agreement, commitment, order, judgment or decree to which Purchaser is a party or by which it is bound.

             (c) The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder have been duly authorized by all required action of Purchaser and the officers of Purchaser in full compliance with the provisions of Purchaser's articles of incorporation and by-laws. The person executing this Agreement on behalf of Purchaser is duly authorized to do so.

             (d) Purchaser has the right, power and authority to make and perform its obligations under this Agreement and this Agreement is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

             (e) Purchaser executing this Agreement is wholly owned and controlled by Nicholas Schorsch.

         29. Seller's Representations. Seller represents to Purchaser, which representations shall be true, correct and complete as of each Settlement Date hereunder and which shall survive each Settlement, as follows:

             (a) Seller is, and at the Settlement shall be, a national banking association, duly organized and validly existing, with full power and authority to conduct its business affairs in the state in which the Fee Property is located.

             (b) The execution, delivery and performance of this Agreement by Seller, in accordance with its terms, do not violate Seller's articles of incorporation, by-laws, or any contract, agreement, commitment, order, judgment or decree to which Seller is a party or by which it is bound.

             (c) The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by all required action of Seller and the officers of Seller in full compliance with the provisions of Seller's articles of incorporation and by-laws. The person executing this Agreement on behalf of Seller is duly authorized to do so.

             (d) Seller has the right, power and authority to make and perform its obligations under this Agreement and this Agreement is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

             (e) The square-footage measurements of the improvements on each of the Fee Properties as set forth on Exhibit A has been measured in accordance with BOMA measurement standards.

         30. Indemnification. With respect to and following the Settlement on each Fee Property.

             (a) Purchaser shall indemnify and hold Seller harmless from and against all claims, lawsuits, costs (including reasonable counsel fees), losses, damages and liabilities that arise out of or relate to (i) the presence of any Hazardous Materials in, on or at a Fee Property (or any improvements) at the time of Settlement, but only to the extent that the presence of such Hazardous Materials were disclosed in a Phase I Study or Phase II Study obtained by either Seller of Purchaser, (ii) transactions or operations at the Fee Property on and after the Settlement Date or (iii) any breach by Purchaser of any representation, warranty or covenant of Purchaser contained in this Agreement that survives the Settlement. If any claim or lawsuit is made or commenced as to which Seller proposes to demand such indemnification, it shall notify Purchaser with reasonable promptness; provided, however, that any failure of Seller to notify Purchaser shall not relieve Purchaser from its obligations hereunder, except to the extent Purchaser is actually prejudiced by such failure to give notice. Purchaser shall have the option of defending such claim or lawsuit with counsel of its own choosing at its own cost and expense and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with Seller and any counsel designated by Seller. Purchaser shall be liable for any settlement of any claim or lawsuit against Seller made with Purchaser's written consent, which consent shall not be unreasonably withheld.

             (b) Seller shall indemnify and hold Purchaser harmless from and against all claims, lawsuits, costs (including reasonable counsel fees), losses, damages and liabilities that arise out of or relate to (i) transactions or operations at the Fee Property before the Settlement Date, but specifically excluding any matter relating to the physical condition of the Fee Property or the presence of any Hazardous Materials in, on or at a Fee Property (or any improvements) at the time of Settlement, and (ii) any breach by Seller of any representation, warranty or covenant of Seller contained in this Agreement that survives the Settlement. If any claim or lawsuit is made or commenced as to which Purchaser proposes to demand such indemnification, it shall notify Seller with reasonable promptness; provided, however, that any failure of Purchaser to notify Seller shall not relieve Seller from its obligations hereunder, except to the extent that Seller is actually prejudiced by such failure to give notice. Seller shall have the option of defending such claim or lawsuit with counsel of its own choosing at its own cost and expense and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with Purchaser and any counsel designated by Purchaser. Seller shall be liable for any settlement of any claim or lawsuit against Purchaser made with Seller's written consent, which consent shall not be unreasonably withheld.

         31. Confidentiality.

             (a) Purchaser agrees that this Agreement and any and all information obtained by Purchaser, its agents, representatives and employees, in connection with any examinations and inspections of the Fee Properties will be held in strict confidence by Purchaser and its agents, representatives and employees and will not be disclosed to anyone other than Purchaser's investors and its and their professional advisers on a "need to know " basis, without the prior written consent of Seller. No news release, public or private announcement, denial or confirmation relating to this Agreement or any part of the transactions contemplated herein shall be made without the prior written consent of Seller. In the event this Agreement is terminated prior to the Settlement on a Fee Property, Purchaser will return to Seller any documents and other materials received from Seller with respect to such Fee Property. Purchaser shall indemnify, defend and hold Seller harmless from any loss, damages, costs or expenses (including reasonable attorney's fees) arising as a result of Purchaser's breach of this Section 31.

             (b) Notwithstanding anything to the contrary contained in Section 31(a) above, following expiration of the Due Diligence Period, Purchaser may market the Fee Properties to Purchaser's contacts (including existing tenants occupying space in a Fee Property and persons who Purchaser believes may be interested in using such Fee Property and persons, including brokers, who may have contacts and relationships with such users), but in doing so, shall not publicly market or advertise or promote in any manner the availability of such Fee Property for sale, lease or other disposition.

         32. No Offer. This Agreement shall neither be deemed an offer to sell nor shall it bind, obligate or be effective against Seller unless and until (a) the Agreement has been approved in writing by Seller's appropriate management authority and (b) this Agreement has been fully executed by Seller and Purchaser and an executed copy is delivered to Seller.

         33. No Liability. No individual officers, directors, shareholders, agents or

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

representatives of Seller or of Purchaser shall have any personal liability under this Agreement, either for the observance or performance of such party's rights, duties or obligations hereunder, or for the default of such party to observe and perform its obligations hereunder, or under any document executed in connection with the transactions contemplated hereby, or otherwise.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the date first written above.

                                         SELLER

                                         BANK OF AMERICA, N.A.

                                         By:____________________________________
                                                 Robert Patterson, Senior Vice
                                                 President

                                         Date of Execution:____________, 2002

                                         PURCHASER

                                         AMERICAN FINANCIAL RESOURCE GROUP, LLC

                                         By:____________________________________
                                                 Nicholas Schorsch, Manager

                                         Date of Execution:____________, 2002

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